Exhibit 10.2

RESCISSION AGREEMENT

This Rescission Agreement (this “Agreement”), dated January 28, 2019, is entered into by and between CVI Investments, Inc. (“CVI”) and Yulong Eco-Materials Limited, a Cayman Islands Corporation (“the Company”, together along with CVI, the “Parties”).

WHEREAS, on November 7, 2018 the Parties entered into a Securities Purchase Agreement for the purchase and sale of 1,000,000 shares of common stock (“Common Stock”) of the Company (the “Shares”) and Common Stock Purchase Warrants (the “Warrants”) for an aggregate purchase price of $3,000,000 (“Purchase Agreement”);

WHEREAS, as a result of the Company’s inability to file its Current Report on Form 20-F, each Party wishes to terminate and rescind the transaction undertaken pursuant to the Purchase Agreement and release each Party from any further obligations or liabilities hereafter; and

WHEREAS, in connection therewith, the parties wish to rescind the issuance of [500,000] shares of Common Stock hereunder.

NOW THEREFORE, IT IS AGREED, in consideration of the promises made herein, and other valuable consideration, CVI shall return for cacellation 500,000 of the Shares and the Company shall, within 2 business days of the date hereof, pay $1,500,000 to CVI in immediately available funds pursuant to the wire instructions set forth on the signature page hereto.

Sections 5.3-5.12, 5.19, 5.20 and 5.21 of the Purcase Agreement are hereby incorporated by reference as if set forth in this Agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CVI INVESTMENTS, INC.

By:
Martin Kobinger, Investment Manager

Wire Instructions:

YULONG ECO-MATERIALS LIMITED

By:
Name:	Daniel McKinney, CEO